Exhibit 99.1

Connection (CNXN) Reports Second Quarter 2022 Results

Best Quarter in Company History

SECOND QUARTER HIGHLIGHTS:

  Record net sales: $828.5 million, up 17.7% y/y
  Record gross profit: $136.9 million, up 17.7% y/y
  Record net income: $25.4 million, up 46.9% y/y
  Record diluted EPS: $0.96, up 46.5% y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--August 4, 2022--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the second quarter ended June 30, 2022.

“We continued to execute well against our strategic objectives across each of our business segments and delivered another record quarter. There was strong demand for hybrid work solutions, cloud, and software, as companies continue to modernize and secure their environments,” said Timothy McGrath, President and Chief Executive Officer of Connection.

Net sales for the quarter ended June 30, 2022 increased by 17.7% to $828.5 million, compared to $704.2 million for the prior year quarter. Net income for the quarter ended June 30, 2022 increased by 46.9% to $25.4 million, or $0.96 per diluted share, compared to net income of $17.3 million, or $0.66 per diluted share, for the prior year quarter.

Net sales for the six months ended June 30, 2022 increased by 20.6% to $1,616.9 million, compared to $1,341.1 million for the six months ended June 30, 2021. Net income for the six months ended June 30, 2022 increased by 71.8% to $47.2 million, or $1.79 per diluted share, compared to net income of $27.5 million, or $1.04 per diluted share for the six months ended June 30, 2021.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) increased 45% to $140.5 million for the twelve months ended June 30, 2022, compared to $96.7 million for the twelve months ended June 30, 2021. 1

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased by 22.9% to $328.4 million in the second quarter of 2022, compared to $267.3 million in the prior year quarter. Gross profit increased by 27.7% to $65.5 million in the second quarter of 2022, compared to $51.3 million in the prior year quarter. Gross margin increased by 75 basis points to 19.9% primarily due to a change in product mix.
  Net sales for the Public Sector Solutions segment increased by 16.5% to $151.2 million in the second quarter of 2022, compared to $129.7 million in the prior year quarter. Sales to state and local governments and educational institutions increased by 24.8%, compared to the prior year quarter, while sales to the federal government decreased by 18.6%. Gross profit increased by 15.5% to $20.8 million in the second quarter of 2022, compared to $18.0 million in the prior year quarter. Gross margin decreased by 12 basis points to 13.8% primarily due to changes in both product and customer mix.
  Net sales for the Enterprise Solutions segment increased by 13.6% to $348.9 million in the second quarter of 2022, compared to $307.2 million in the prior year quarter. Gross profit increased by 7.6% to $50.6 million in the second quarter of 2022, compared to $47.0 million in the prior year quarter. Gross margin decreased by 80 basis points to 14.5% primarily due to a change in product mix.

Quarterly Highlights

  Continued growth in our vertical markets:
    In the Retail vertical, we grew revenue 10% year-over-year as a result of retailers investing in employee productivity, customer experience, and inventory management systems.
    Revenue for the Manufacturing vertical grew 16% year-over-year as manufacturers focused on productivity, cost reduction, and improved quality through the use of innovative technologies as a means to meet business objectives and gain long-term competitive advantages. These changes are driving investments in networking, security, hybrid data center, and end-user devices.

Quarterly Sales by Product Mix:

  Notebook/mobility sales increased 21% year over year and accounted for 37% of net sales in the second quarter of 2022, compared to 36% of net sales in the second quarter of 2021.
  Accessories sales increased by 35% year over year and accounted for 13% of net sales in the second quarter of 2022, compared to 11% of net sales in the second quarter of 2021.
  Software sales increased by 1% year over year and accounted for 9% of net sales in the second quarter of 2022, compared to 10% of net sales in the second quarter of 2021.
  Desktop sales increased by 32% year over year and accounted for 11% of net sales in the second quarter of 2022, compared to 10% of net sales in the second quarter of 2021.

Selling, general and administrative (“SG&A”) expenses increased in the second quarter of 2022 to $102.1 million from $92.6 million in the prior year quarter. SG&A as a percentage of net sales decreased to 12.3%, compared to 13.1% in the prior year quarter. The increase in SG&A was primarily due to an increase in personnel cost associated with an investment in incremental headcount focused on building stronger marketing and technical organizations and an increase in variable compensation due to higher levels of gross profit.

Cash and cash equivalents were $94.9 million at June 30, 2022, compared to $108.3 million at December 31, 2021.

“I would like to thank our dedicated team for their commitment and exceptional effort in delivering these record results,” concluded Mr. McGrath. “We believe the team and the strategies we have in place well position Connection to gain market share and increase long-term shareholder value.”

Conference Call and Webcast

Connection will host a conference call and live web cast today, August 4, 2022 at 4:30 p.m. ET to discuss its second quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

cnxn-g

Cautionary Note Regarding Forward-Looking Statements

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve important risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. You can generally identify forward-looking statements by words such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms, although not all forward-looking statements include such terms. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic, including, without limitation, the actions taken by governments in responses to it, disruptions impacting the global supply chain, including those attributable to the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2022		2021
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$828,509		$704,161		18%
Diluted earnings per share	$0.96		$0.66		45%

Gross margin	16.5%		16.5%
Operating margin	4.2%		3.4%

Inventory turns	12		16
Days sales outstanding	66		70

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	37%		36%
Accessories	13		11
Displays	11		10
Desktops	11		10
Software	9		10
Net/Com Products	7		7
Servers/Storage	6		8
Other Hardware/Services	6		8
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,272		26,187
Total book value per share	$27.86		$25.42
Tangible book value per share	$24.86		$22.36
Closing price	$44.05		$46.27
Market capitalization	$1,157,282		$1,211,672
Trailing price/earnings ratio	13.0		19.9
LTM Adjusted EBITDA (1)	$140,453		$96,661

(1) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2022		2021
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$348,954	14.5%	$307,161	15.3%
Business Solutions	328,351	19.9	267,258	19.2
Public Sector Solutions	151,204	13.8	129,742	13.9
Total	$828,509	16.5%	$704,161	16.5%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2022	2021	2022	2021

Net sales	$828,509	$704,161	$1,616,853	$1,341,053
Cost of sales	691,608	587,834	1,351,646	1,124,206
Gross profit	136,901	116,327	265,207	216,847

Selling, general and administrative expenses	102,131	92,563	200,302	178,963
Income from operations	34,770	23,764	64,905	37,884

Other income, net	15	14	11	7
Income tax provision	(9,387)	(6,486)	(17,726)	(10,415)
Net income	$25,398	$17,292	$47,190	$27,476

Earnings per common share:
Basic	$0.97	$0.66	$1.80	$1.05
Diluted	$0.96	$0.66	$1.79	$1.04

Shares used in the computation of earnings per common share:
Basic	26,268	26,187	26,262	26,180
Diluted	26,429	26,359	26,417	26,361

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2022	2021
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$94,896	$108,310
Accounts receivable, net	643,953	607,532
Inventories, net	223,158	206,555
Prepaid expenses and other current assets	13,368	10,016
Total current assets	975,375	932,413
Property and equipment, net	60,248	61,011
Right-of-use assets, net	8,267	9,579
Goodwill	73,602	73,602
Intangibles assets, net	5,258	5,868
Other assets	883	910
Total Assets	$1,123,633	$1,083,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$278,446	$281,836
Accrued payroll	31,357	30,966
Accrued expenses and other liabilities	57,080	61,830
Total current liabilities	366,883	374,632
Deferred income taxes	19,278	19,278
Operating lease liability	5,242	6,789
Other liabilities	231	211
Total Liabilities	391,634	400,910
Stockholders’ Equity:
Common stock	290	290
Additional paid-in capital	124,690	122,354
Retained earnings	652,956	605,766
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	731,999	682,473
Total Liabilities and Stockholders’ Equity	$1,123,633	$1,083,383

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net income	$25,398	$17,292	$47,190	$27,476
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,989	3,053	5,980	6,218
Adjustments to credit losses reserve	1,075	1,129	1,642	1,059
Stock-based compensation expense	1,408	1,026	2,790	2,092
Loss on disposal of fixed assets	3	-	13	-

Changes in assets and liabilities:
Accounts receivable	(10,886)	(28,089)	(38,063)	26,806
Inventories	11,443	(26,545)	(16,603)	(26,212)
Prepaid expenses and other current assets	1,220	1,776	(3,352)	(2,151)
Other non-current assets	(5)	673	27	317
Accounts payable	7,049	51,728	(3,445)	(9,134)
Accrued expenses and other liabilities	(9,804)	3,815	(4,574)	5,349
Net cash provided by (used in) operating activities	29,890	25,858	(8,395)	31,820

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(2,114)	(2,208)	(4,565)	(4,611)
Proceeds from life insurance	-	-	-	1,500
Net cash used in investing activities	(2,114)	(2,208)	(4,565)	(3,111)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	24,669	-	26,054	-
Repayment of short-term borrowings	(24,669)	-	(26,054)	-
Dividend payments	-	-	-	(8,375)
Payment of payroll taxes on stock-based compensation through shares withheld	(289)	(242)	(454)	(324)
Net cash used in financing activities	(289)	(242)	(454)	(8,699)
Increase (Decrease) in cash and cash equivalents	27,487	23,408	(13,414)	20,010
Cash and cash equivalents, beginning of period	67,409	92,257	108,310	95,655
Cash and cash equivalents, end of period	$94,896	$115,665	$94,896	$115,665

Non-cash Investing Activities:
Accrued capital expenditures	$390	$609	390	609

Supplemental Cash Flow Information:
Income taxes paid	$21,222	$12,880	$21,509	$13,141
Interest paid	$3	$-	$3	$-

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2022	2021	% Change	2022	2021	% Change
Net income	$25,398	$17,292	47%	$89,620	$60,702	48%
Depreciation and amortization	2,989	3,053	(2%)	11,964	13,320	(10%)
Income tax expense	9,387	6,486	45%	33,927	19,050	78%
Interest expense	3	-	100%	13	78	(83%)
EBITDA	37,777	26,831	41%	135,524	93,150	45%
Stock-based compensation	1,408	1,026	37%	4,929	3,511	40%
Adjusted EBITDA	$39,185	$27,857	41%	$140,453	$96,661	45%

(1) LTM: Last twelve months

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com